[Letterhead of Cummings & Lockwood LLC]






May 2, 2003



The Board of Directors
Delcath Systems, Inc.
1100 Summer Street
Stamford, CT 06905

Re: Registration Statement No. 333-101661

Dear Sirs:

We have acted as special counsel to Delcath Systems, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form SB-2 (No. 333-101661), as amended (as so amended, the "Registration Statement"), for the public offering of Units, ("Units"), consisting of five shares of the Company's Common Stock, par value $0.01 (the "Common Stock"), and five 2003 Redeemable Common Stock Purchase Warrants (the "2003 Warrants"), each to purchase one share of Common Stock. The Common Stock and the 2003 Warrants included in the Units to be sold to the public will be issued and sold by the Company pursuant to an Underwriting Agreement, substantially in the form filed as an exhibit to the Registration Statement (the "Underwriting Agreement"). The 2003 Warrants will be represented by a warrant certificate, substantially in the form filed as an exhibit to the Registration Statement (the "Warrant Certificate"). The Registration Statement also relates to warrants (the "Underwriter's Warrants") to be issued and sold to Roan/Meyers Associates, L.P. (the "Representative") pursuant to an Underwriter's Unit Purchase Warrant Agreement, substantially in the form filed as an exhibit to the Registration Statement (the "Underwriter's Unit Warrant Agreement"), that will entitle the Representative to purchase Units comprised of shares of Common Stock and 2003 Warrants.

The shares of Common Stock to be issued and sold pursuant to the Underwriting Agreement are referred to as the "Public Shares." The 2003 Warrants to be issued and sold pursuant to the Underwriting Agreement are referred to as the "Public Warrants." The shares of Common Stock that may be issued upon exercise of the Public Warrants or upon exercise of any 2003 Warrants that may

The Board of Directors
Delcath Systems, Inc.                    -2-                      May 2, 2003

be issued upon exercise of the Underwriter's Warrants are referred to as the "Warrant Shares."

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (a) the Amended and Restated Certificate of Incorporation of the Company as amended to the date hereof in the form filed as an exhibit to the Registration Statement; (b) the Amended and Restated Bylaws of the Company in the form filed as an exhibit to the Registration Statement; (c) copies of resolutions of the Board of Directors of the Company adopted on March 27, 2003; (d) the Underwriting Agreement; (e) the Warrant Certificate; (f) the Underwriter's Unit Warrant Agreement; and (g) such other documents as we have considered necessary to the rendering of the opinions expressed below.

In our examination of the foregoing, we have assumed that: (a) the statements made therein are accurate and complete; (b) the signatures on documents and instruments submitted to us as originals are authentic; and (c) documents submitted to us as certified, conformed or photostatic copies of original documents conform with the originals thereof and the originals thereof are authentic.

In rendering the opinion set forth below, we have also assumed that upon issuance of the Public Shares and the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue.

Based upon the foregoing, we are of the opinion that:

1. The Public Shares, when issued and sold pursuant to the Underwriting Agreement at a price fixed by the Pricing Committee of the Board of Directors of the Company that is greater than the par value thereof, will be duly authorized, validly issued, fully paid and nonassessable.

2. The Public Warrants, when issued and sold pursuant to the Underwriting Agreement, will be duly authorized and validly issued.

3. The Underwriter's Warrants, when issued and sold pursuant to the Underwriter's Unit Warrant Agreement, will be duly authorized and validly issued.

4. The 2003 Warrants issued upon exercise of the Underwriter's Warrants, when issued and sold upon exercise of the Underwriter's Warrants in accordance with the terms thereof, will be duly authorized and validly issued.

5. The Warrant Shares, when issued and sold upon exercise of the 2003 Warrants in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

The Board of Directors
Delcath Systems, Inc.                    -3-                      May 2, 2003


This opinion is being furnished to you for filing as an exhibit to the Registration Statement and, accordingly, may not be relied upon by or quoted in any manner or delivered to any other person or entity without, in each instance, our prior written consent.

We consent to the filling of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

CUMMINGS & LOCKWOOD LLC



By   /s/  PAUL G. HUGHES
     ------------------------
     A duly authorized Member